Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration statement (Form S-8 No. 333-196959) pertaining to the Foresight Energy LP Long-Term Incentive Plan, and
2.	Registration statement (Form S-3 No. 333-222975) pertaining to the registration of its common units;

of our reports dated March 6, 2018, with respect to the consolidated financial statements and schedule of Foresight Energy LP and the effectiveness of internal control over financial reporting of Foresight Energy LP included in this Annual Report (Form 10-K) of Foresight Energy LP for the year ended December 31, 2017.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 6, 2018